   As filed with the Securities and Exchange Commission on September 13, 1996

                                                   Registration No. 333-_______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             NAI TECHNOLOGIES, INC.
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                  New York                              11-1798773
      ---------------------------------            ----------------------
       (State or other jurisdiction of               (I.R.S. Employer
      incorporation or organization)                Identification No.)

         2405 Trade Centre Avenue
             Longmont, Colorado                            80503
      ---------------------------------            ----------------------
          (Address of Principal                         (Zip Code)
          Executive Offices)

                             NAI Technologies, Inc.
                             1996 Stock Option Plan
           -----------------------------------------------------------
                            (Full title of the plan)

                              Richard A. Schneider
                             NAI Technologies, Inc.
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
           -----------------------------------------------------------
                     (Name and address of agent for service)

                                 (303) 776-5674
           -----------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
                                          Proposed          Proposed       Amount
                                          maximum           maximum        of
                          Amount          offering          aggregate      regis-
Title of securities       to be           price             offering       tration
to be registered          registered      per share(1)      price(1)       fee
- -----------------------------------------------------------------------------------
Common Stock,
$.10 par value           400,000 shs.     $3.5625           $1,425,000      $491.38

- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------


(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market on September 10, 1996.

                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

               The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated in this registration statement (this "Registration Statement") by reference:

               (a) The Annual Report of NAI Technologies, Inc., a New York corporation (the "Company"), on Form 10-K for the fiscal year ended December 31, 1995;

               (b)(1) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 30, 1996;

               (b)(2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 29, 1996;

               (b)(3) The Company's Current Report on Form 8-K dated February 15, 1996;

               (b)(4) The Company's Current Report on Form 8-K dated May 9, 1996; and

               (c) The Company's Registration Statement on Form 10 filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on May 7, 1969 (Registration No. 0982125).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of the Registration Statement from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

               Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

               The financial statements and schedules of the Company as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

               The legality of the issuance of the shares of Common Stock being registered by this Registration Statement will be passed upon for the Company by Whitman Breed Abbott & Morgan, New York, New York.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Sections 721 through 726 of the New York Business Corporation Law provide the following with respect to the indemnification of directors, officers and employees:

               SS. 721. NONEXCLUSIVITY OF STATUTORY PROVISIONS FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.- The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

               SS. 722. AUTHORIZATION FOR INDEMNIFICATION AND OFFICERS. (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

               (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

               (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

               (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

               SS. 723. PAYMENT OF INDEMNIFICATION OTHER THAN BY COURT AWARD.
        (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

               (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court) shall be made by the corporation, only if authorized in the specific case:

                      (1) By the board acting by a quorum consisting of
               directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

                      (2) If a quorum under subparagraph (1) is not obtainable
               or, even if obtainable, a quorum of disinterested directors so directs:

               (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

               (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

               (c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

               SS. 724. INDEMNIFICATION OF DIRECTORS AND OFFICERS BY A COURT.
        (a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723. Application therefor may be made, in every case, either:

                      (1) In the civil action or proceeding in which the
               expenses were incurred or other amounts were paid, or

                      (2) To the supreme court in a separate proceeding, in
               which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

               (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

               (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

               SS. 725. OTHER PROVISIONS AFFECTING INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

               (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

                      (1) That the indemnification would be inconsistent with
               the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

                      (2) That the indemnification would be inconsistent with a
               provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

                      (3) If there has been a settlement approved by the court,
               that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

               (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

               (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

               (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

               (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

               SS. 726. INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.
        (a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

                      (1) To indemnify the corporation for any obligation which
               it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

                      (2) To indemnify directors and officers in instances in
               which they may be indemnified by the corporation under the provisions of this article, and

                      (3) To indemnify directors and officers in instances in
               which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

               (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

                      (1) If a judgment or other final adjudication adverse to
               the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

                      (2) In relation to any risk the insurance of which is
               prohibited under the insurance law of this state.

               (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

               (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

               (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

               Paragraph 15 of the Restated Certificate of Incorporation of the Company provides as follows:

               The liability to the Corporation and its shareholders of each and every person who is at any time a director of the Corporation, in such person's capacity as such director, is, and shall be, limited and eliminated to the full extent authorized or permitted by law (as now or hereafter in effect). Any repeal or modification of this Paragraph shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.

               Section 6.1 of the Amended and Restated By-laws of the Company provides as follows:

               Section 6.1. Indemnification. To the full extent authorized or permitted by law (as now or hereafter in effect), the Corporation shall indemnify any person who shall at any time be made or be threatened to be made a party to or otherwise involved in any civil or criminal action or proceeding by reason of the fact that such person, or such person's testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, and the Corporation shall pay the expenses incurred by any such person in defending any such action or proceeding as such expenses are incurred, including in advance of the final disposition of such action or proceeding. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Section 6.1 shall apply to or have any effect on any right to indemnification or advancement of expenses provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

               In furtherance and not in limitation of the powers conferred by statute, the Corporation may enter into agreements providing indemnification to the full extent authorized or permitted by law (as now or hereafter in effect) and including as part thereof provisions with respect to the creation of trust funds, the granting of security interests and the use of other means (including, without limitation, letters of credit, surety bonds and other similar arrangements) to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein or elsewhere.

               The Company has purchased insurance to indemnify its directors and officers against liabilities incurred as a result of serving in such capacity.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

               Not applicable.

ITEM 8.  EXHIBITS.


                   Exhibit
                   Number                          Exhibit
                   --------                        --------
                       5                    Opinion of Whitman Breed
                                            Abbott & Morgan re legality,
                                            including consent of such
                                            counsel.

                      23(a)                 Consent of KPMG Peat Marwick
                                            LLP.

                        (b)                 The consent of Whitman Breed Abbott
                                            & Morgan is contained in the opinion
                                            filed as Exhibit 5 to this
                                            Registration Statement.

                      24                    Power of Attorney (included on
                                            page II-13 of this Registration
                                            Statement on Form S-8).

                      99.1                  1996 Stock Option Plan.


ITEM 9.  UNDERTAKINGS.

               (a)  The Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 11th day of September, 1996.

                                            NAI TECHNOLOGIES, INC.



                                            By /s/Robert A. Carlson
                                               ---------------------------------
                                               Robert A. Carlson
                                               Chairman and Chief
                                               Executive Officer

                                POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert A. Carlson and Richard A. Schneider, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on this 11th day of September, 1996.


        Name                                         Title
        ----                                         -----


  /s/Robert A. Carlson                      Chairman and Chief Executive
- ----------------------------------          Officer (principal executive
     Robert A. Carlson                      officer) and Director


   /s/Richard A. Schneider                  Executive Vice President,
- ----------------------------------          Treasurer, Chief Financial
      Richard A. Schneider                  Officer and Secretary
                                            (principal financial
                                            and accounting officer) and
                                            Director


                                            Director
- ----------------------------------
     Stephen Barre


                                            Director
- ----------------------------------
     Edward L. Hennessy


  /s/Charles S. Holmes                      Director
- ----------------------------------
     Charles S. Holmes


  /s/C. Shelton James                       Director
- ----------------------------------
     C. Shelton James


                                            Director
- ----------------------------------
     Dennis McCarthy


                            STATEMENT OF DIFFERENCES

                  The section symbol shall be expressed as SS.